Exhibit 10.1

SHAREHOLDERS AGREEMENT

This Shareholders Agreement ("Agreement") is entered into as of May 20, 2011, by and among Modern Renewable Technologies, Inc. (to be renamed Eco Ventures Group, Inc.) ("EVG-Nevada"), Evanstowne International Ltd., , a Bahamian entity ("Evanstowne") and Plantation Assets Holdings S.R.L., a Costa Rican entity (“PAH” and together with “Evanstowne”, the "Private Shareholders").  EVG-Nevada and the Private Shareholders are collectively referred to herein as the Shareholders.

RECITALS

WHEREAS, following the reverse acquisition of Eco Ventures Group, Inc., a Florida corporation (“EVG-Florida”) by EVG-Nevada, each of the Shareholders will own the number of shares (the "Shares") of authorized and issued common stock of EVG-Florida, as set forth opposite their name on Exhibit 1, hereto; and,

WHEREAS, the parties, including EVG-Nevada and the Private Shareholders, are willing to subject their activities and their Shares of EVG-Florida to the terms and restrictions contained in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Operations of EVG-Florida.

The parties agree that:

1.1.
Other than any distribution which is 70% EVG and 30% Private Shareholders, all monies acquired by EVG-Florida by virtue of its business activities or otherwise (“Monies”) shall not be withdrawn from, disbursed out of, or  distributed to EVG-Nevada, any Shareholder of EVG-Nevada or EVG-Florida, any officer, director or affiliate of the Company or EVG-Nevada or EVG-Florida, or any other party whatsoever, without the unanimous written consent of all the Shareholders, unless such funds are necessary for the payment of EVG Florida’s regular reasonable operating expenses incurred in the ordinary course of business in an amount not to exceed $50,000.00 for any single payment or transaction.  To the extent such Monies are not used by EVG-Florida for payment of reasonable regular operating expenses incurred in the ordinary course, the parties agree to cause EVG-Florida to deposit such funds into an interest bearing escrow or bank account in the name of EVG-Florida at any escrow company or bank as may be selected by a unanimous vote of the Shareholders.  All withdrawals from any such account or accounts shall be restricted in a manner so as to require the consent by signature of all of the Shareholders.

1.2.
EVG-Florida shall at least quarterly make an accounting of its operations to EVG-Nevada and the Private Shareholders and shall distribute any and all profits 70% to EVG-Nevada and 30% to the Private Shareholders on or prior to that date which is 45 days after the end of each calendar quarter.

1.3.	EVG-Nevada shall not, and shall cause EVG-Florida not to, without the prior written consent of the Private Shareholders:

	1.3.1.	loan any EVG-Florida funds;

	1.3.2.	extend EVG-Florida credit to any person or entity;

	1.3.3.	incur any obligations in the name or on the credit of EVG-Florida (including financings) except in the ordinary course of business;

	1.3.4.	do any act in contravention of this Agreement;

	1.3.5.	do any act which would make it impossible to carry on the ordinary business of EVG-Florida;

	1.3.6.	confess a judgment against EVG-Florida;

	1.3.7.	possess EVG-Florida property or assign EVG-Florida rights in specific EVG-Florida property for other than an EVG-Florida purpose; or

	1.3.8.	intentionally perform any act that materially adversely affects EVG-Florida’s business.

1.4.
Any loss sustained by EVG-Florida or impairment of EVG-Florida’s ability to pay its debts because of the breach of this Agreement by EVG-Nevada shall, in addition to any other remedy available at law or equity to the Private Shareholders against EVG-Nevada, entitle EVG-Florida to deduct such amounts from any monies otherwise payable to EVG-Nevada by EVG-Florida.

2.           Restrictions on Issuance.

2.1.           Each of EVG-Nevada and the Private Shareholders agrees that EVG-Florida shall not issue any equity interest without the prior unanimous written consent of EVG-Nevada and the Private Shareholders.  It is the intention of this paragraph to restrict ownership of EVG-Florida to 70% EVG-Nevada and 30% Private Shareholders without unanimous written consent.  Furthermore, neither EVG-Nevada nor the Private Shareholders will or will permit any of its Affiliates (including the ultimate beneficial owners of such Shareholder) to, directly or indirectly, by operation of law or otherwise, sell, exchange, transfer, convey, assign, mortgage, pledge, encumber or otherwise dispose of any direct or indirect interest in, or beneficial ownership of (each, a “Transfer”), all or any portion of such Shareholder’s Shares to any Person unless expressly allowed hereunder ("Exempt Transfers").

2.2.           Exempt Transfers.  The restrictions contained in this Paragraph shall not apply with respect to transfers  of Shares among a Private Shareholder's family group; provided that the restrictions contained in this Agreement, will continue to be applicable to the Shares after any such transfer and the transferee of such Shares shall be deemed to have agreed in writing to be bound by the provisions of this Agreement.  The term "family group" shall mean, for purposes of this Agreement, a Shareholder's spouse and descendants (whether natural or adopted), any entity more than 70% owned by the prior holders of such entity, and any trust solely for the benefit of that Shareholder or that Shareholder's spouse or descendants.

3.           Share Certificates.

The certificates representing the Shares shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO  RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A SHAREHOLDERS AGREEMENT BETWEEN THE COMPANY AND CERTAIN OTHER PARTIES, INCLUDING ITS SHAREHOLDERS, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

4.           Voting Agreement.

4.1.  At any annual or special meeting of the Shareholders of EVG-Florida occurring on or after the date of this Agreement, or by a unanimous consent in writing of such Shareholders in lieu thereof, the parties hereto entitled to vote at such meeting agree to vote (or consent in writing in lieu thereof) in a manner to assure the election of the following individuals to the Board of Directors of EVG-Florida:  Two persons nominated by the Private Shareholders and one person nominated by EVG-Nevada.

4.2.  Each party hereto acknowledges that a remedy at law for any breach or attempted breach of this Paragraph 7 shall be inadequate, agrees that each other party hereto shall be entitled to specific performance to enforce this Paragraph and further agrees to waive any requirements for the securing or posting of any bond in connection with the obtaining of any such injunctive or equitable relief.

4.3.  EVG-Florida may not have additional directors other than those provided for herein (or their replacements designated by the Private Shareholders).

5.           Attorney's Fees.  If any litigation or other action is commenced among or between the parties hereto arising out of or relating to this Agreement, the prevailing party or parties shall be entitled, in addition to such other relief as may be granted, to an award of costs and fees, including reasonable attorneys' fees.

           6.           Arbitration.  Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages or rescission, shall be settled by arbitration in Los Angeles County, California in accordance with the Commercial Arbitration Rules of the American Arbitration before a panel of three (3) arbitrators.  The arbitrators sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification.  The parties hereto consent to the jurisdiction of the Superior Court of the State of California for the County of Los Angeles and of the United States District Court of the Southern District for all purposes in connection with such arbitration, including the entry of judgment on any award.  The parties consent that any process or notice of motion or other application to either of those courts, and any paper in connection with arbitration, may be served by certified mail or the equivalent, return receipt requested, or by personal service or in such manner as may be permissible under the rules of the applicable  court or arbitration tribunal, provided a reasonable time for appearance is allowed.  The parties further agree that arbitration proceedings shall be instituted  within one year after the event giving rise to the claim has occurred, and that a failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of any claims.  This provisions of this Paragraph 9 shall survive the termination of this Agreement.

7.           Indemnification.  The parties agree that EVG-Nevada will, to the extent of its assets, indemnify the Private Shareholders against any liabilities, including attorneys' fees, arising out of their actions relating to EVG-Florida, unless caused by willful misconduct, bad faith, gross negligence or a breach of this Agreement.

8           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the subject party, at the following addresses:

If to EVG-Nevada or EVG-Florida:

Eco Ventures Group, Inc.
7432 State Road 50
Groveland, FL 34736
Attn: Randall J. Lanham
	Telephone:	949-933-1964
	Facsimile:	949-858-6774

With a copy to:

Cutler Law Group
3355 West Alabama, Suite 1150
Houston, TX 77098
Attn: M. Richard Cutler
Telephone: (713) 888-0040
Facsimile: (800) 836-0714

If to Evanstowne:

Evanstowne International LTD
Ki-Malex House Dowdswell St.
PO Box N-7807
Nassau, Bahamas

If to PAH:

Plantation Assets Holdings S.R.L.
Plaza Rohrmoser
150 metros al Norte
Rormoser, del Centro Comercial
San Jose, Costa Rica

9.            Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under applicable law, then such illegality or invalidity shall not invalidate the entire Agreement.

10.           Complete Agreement.  This Agreement contains the complete agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties which relate to the subject matter hereof in any way.

11.           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

12.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

7

13.           Choice of Law.  All issues regarding the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement all as of the date and year first above written.

ECO VENTURES GROUP, INC.
A Nevada Corporation

By:___________/s/_______________
Name:________________________
Title:_______________________

ECO VENTURES GROUP, INC.
A Florida Corporation

By:__________/s/________________
Name:________________________
Title:_______________________

EVANSTOWNE INTERNATIONAL LTD.

By:___________/s/________________
Name:_________________________
Title:________________________

PLANTATION ASSETS HOLDINGS S.R.L.

By:_____________/s/______________
Name:_________________________
Title:________________________

EXHIBIT 1

TO

SHAREHOLDERS AGREEMENT

Name and Addresses	% of Outstanding	Number
of Shareholders	shares of stock	of shares

Evanstowne International LTD	15%	100

Plantation Assets Holdings S.R.L.	15%	100

Eco Ventures Group, Inc. (Nevada)	70%	467